Exhibit 99.8

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Prospectus/Offer to Purchase (as defined below) and the related Letter of Transmittal(as defined below) and any amendments or supplements to the Prospectus/Offer to Purchase or Letter of Transmittal and, other than as described below, is being made to all holders of Shares. The Offer is not being made to holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

Notice of Offer to Exchange

All Outstanding Shares of Common Stock

of

PLX Technology, Inc.

for

(I) 0.525 of a share of Common Stock of Integrated Device Technology, Inc. and

(II) $3.50 in Cash, Per Share

by

Pinewood Acquisition Corp.

a wholly-owned subsidiary of

Integrated Device Technology, Inc.

Pinewood Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Integrated Device Technology, Inc., a Delaware corporation (“IDT”), is making an offer to exchange each outstanding share of common stock of PLX Technology, Inc., a Delaware corporation (“PLX”), par value $0.001 per share, (the “Shares”), for (i) 0.525 of a share of common stock of Integrated Device Technology, Inc. and (ii) $3.50 in cash, without interest and less any applicable withholding taxes (such price, or any different price per Share as may be paid in the Offer (as defined below), the “Offer Price”), upon the terms and subject to the conditions set forth in the Prospectus/Offer to Purchase dated May 22, 2012 (the “Prospectus/Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Prospectus/Offer to Purchase and any amendments or supplements thereto, the “Offer”). Unless Purchaser extends the expiration date of the Offer in accordance with the terms of the Merger Agreement (as defined below) and applicable law (as described below), the Offer and withdrawal rights will expire at 12:00 midnight, New York City time at the end of the day on June 20, 2012 for all Shares (such initial or extended expiration date in accordance with the terms of the Merger Agreement and applicable law, the “Expiration Date”). Participants in the PLX Employee Stock Ownership Plan (the “ESOP”) have until 5:00 p.m., New York City time, on June 15, 2012 to instruct the Trustee (as defined below) to tender all or a portion of the Shares allocated to their ESOP account. As discussed in further detail below, the procedure for tendering and/or withdrawing instructions to the Trustee (as defined below) to tender all or a portion of the Shares allocated to a participant’s ESOP account varies from the general procedures for tendering and/or withdrawing a prior offer to tender Shares held outside of the ESOP. Tendering stockholders who have Shares registered in their names and who tender directly to Computershare, the exchange agent for the Offer (the “Exchange Agent”), will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of the Shares by Purchaser in the Offer. Stockholders who hold their Shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. Participants in the ESOP may provide instructions to Union Bank, N.A. (acting on behalf of U.S. Bank National Association) (the “Trustee”) to tender, or not tender, the Shares allocated to their account under the ESOP and will not be charged a fee or commission in connection with the instructions or tender. Purchaser will pay the fees and expenses incurred in connection with the Offer of the Exchange Agent and Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”). Purchaser is offering to purchase all the Shares as a first step in acquiring the entire equity interest in PLX. Following completion of the Offer, Purchaser intends to effect the Merger (as defined below).

UNLESS THE OFFER IS EXTENDED, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON JUNE 20, 2012 FOR ALL SHARES.

There is no financing condition to the Offer. Consummation of the Offer is subject to various conditions set forth in the Merger Agreement, including, but not limited to (i) the valid tender into the Offer, without proper withdrawal, of a number of Shares that, together with Shares then directly or indirectly owned by IDT, represents at least a majority of the outstanding Shares, on a fully diluted basis, and no less than a majority of the voting power of PLX’s capital stock, on a fully diluted basis, and entitled to vote upon the adoption of the Merger Agreement and approval of the Merger (the “Minimum Tender Condition”), (ii) the expiration or termination of the applicable Hart-Scott-Rodino Act (the “HSR Act”) waiting period, (iii) the registration statement for IDT’s common stock issuable in connection with the Offer and the Merger being declared effective by the Securities and Exchange Commission (the “SEC”) and not subject to any stop order issued by the SEC or proceeding initiated by the SEC seeking a stop order that has not been concluded or withdrawn, (iv) the approval of the listing of such shares on NASDAQ and (v) the absence of any Company Material Adverse Effect (as defined in the Merger Agreement and described in the Prospectus/Offer to Purchase) with respect to PLX’s business. Subject to the terms of the Merger Agreement, Purchaser reserves the absolute right in its sole discretion to waive any of the specified conditions of the Offer in the case of any Shares tendered; provided, however, that the conditions described in clauses (i) through (iv) of this paragraph shall not be waivable and may not be waived by Purchaser. See the section in the Prospectus/Offer to Purchase entitled “The Offer—Conditions of the Offer” for a more complete description of the conditions to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 30, 2012, by and among IDT, Purchaser, Pinewood Merger Sub, LLC, a Delaware limited liability company (“Merger LLC”) and a wholly-owned subsidiary of IDT, and PLX (the “Merger Agreement”). The Merger Agreement provides, among other things, that following completion of the Offer and the satisfaction or, where permissible, waiver of certain conditions, Purchaser will be merged with and into PLX (the “Merger”), with PLX surviving the Merger (the “Surviving Corporation”) as a wholly-owned subsidiary of IDT. As of the effective time of the Merger, each outstanding Share (other than Shares beneficially owned by IDT, Shares held in treasury by PLX and Shares held by PLX stockholders who have properly preserved their appraisal rights, if any, under Delaware law) will be converted into the right to receive the Offer Price, without interest and less any applicable withholding taxes, as set forth in the Merger Agreement and as described in the Prospectus/Offer to Purchase. IDT currently anticipates that, following consummation of the Merger and if certain conditions are met, including the receipt of opinion of counsel to PLX that the Offer, the Merger and the LLC Merger (as defined below), taken together, will qualify as a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), the Surviving Corporation will merge with and into Merger LLC with Merger LLC surviving as a wholly-owned subsidiary of IDT (the “LLC Merger”, and, together with the Merger, the “Mergers”).

PLX irrevocably granted to Purchaser a non-transferable, non-assignable option (the “Top-Up Option”), which Purchaser may exercise immediately following consummation of the Offer, if necessary, to purchase from PLX, at a price per Share equal to the sum of (i) $3.50 and (ii) the product of 0.525 and the closing price of a share of IDT common stock on NASDAQ on the last trading day before Purchaser exercises the Top-Up Option, additional newly-issued Shares equal to the lowest number of Shares that, when added to the number of Shares already owned by Purchaser at the time of exercise of the Top-Up Option, will constitute one share more than 90% of the number of Shares outstanding immediately after the issuance of all Shares subject to the Top-Up Option. If Purchaser acquires at least 90% of the outstanding Shares entitled to vote on the adoption of the Merger Agreement (including through exercise of the Top-Up Option), IDT and Purchaser will effect the Merger pursuant to the “short-form” merger provisions of Section 253 of the Delaware General Corporation Law. Pursuant to the Merger Agreement, Purchaser and PLX will take all necessary and appropriate action to cause the Merger to become effective, as promptly as practicable following the consummation of the Offer, without action of the stockholders of PLX (other than Purchaser).

The board of directors of PLX has, upon the terms and subject to the conditions set forth in the Merger Agreement, unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Offer and the Mergers, are fair to and in the best interests of PLX and its stockholders, (ii) approved and declared the Merger Agreement and the transactions contemplated thereby, including the Offer and the Mergers, advisable and (iii) recommended to PLX’s stockholders that they accept the Offer and tender their Shares in the Offer and, if required by applicable law, approve and adopt the Merger Agreement and thereby approve the Merger and the other transactions contemplated by the Merger Agreement.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Exchange Agent of Purchaser’s acceptance for payment of Shares in the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment in the Offer will be made by deposit of the Offer Price therefor with the Exchange Agent, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of the Offer or any delay in making payment. In all cases, payment for Shares accepted for payment in the Offer will be made only after timely receipt by the Exchange Agent of: (i) the certificates for such Shares, together with a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a transfer effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase, a timely book-entry confirmation with respect to such Shares into the Exchange Agent’s account at the Depository Trust Company, or DTC (the “Book-Entry Transfer Facility”), and either a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Purchase) and (ii) any other documents required by the Letter of Transmittal. See the section of the Prospectus/Offer to Purchase entitled “The Offer—Procedure for Tendering Shares” for a full description of the requirements for tendering Shares.

If, on or prior to the Expiration Date (or any extension thereof), any of the conditions to the Offer have not been satisfied or, where permissible, waived, Purchaser has agreed to extend the Offer to permit the satisfaction of such conditions (for one or more successive periods of up to 20 business days each, the length of each such period to be determined by Purchaser in its discretion). In addition, Purchaser is required to extend the Offer for any periods required by the SEC or applicable law. Purchaser is not required to extend the Offer beyond October 30, 2012 except if, as of such date, all of the conditions to the Offer have been satisfied or, where permissible, waived other than obtaining the required governmental approval pursuant to the HSR Act or both obtaining the required governmental approval pursuant to the HSR Act and meeting the Minimum Tender Condition, in which case, if so elected by IDT or PLX, Purchaser will extend the Offer for an additional three month period ending on January 31, 2013, solely to satisfy such condition(s). Thereafter, if IDT so elects in its sole discretion, Purchaser may extend the Offer for an additional three month period ending on April 30, 2013, solely to satisfy such condition(s). In no event shall the Offer be extended past April 30, 2013. See the section of the Prospectus/Offer to Purchase entitled “The Offer—Extension, Termination and Amendment” for additional information. If, at the Expiration Date, all of the conditions to the Offer have been satisfied or, where permissible, waived, Purchaser will accept for payment and promptly pay for Shares tendered and not properly withdrawn in the Offer.

Any extension, termination, waiver or amendment of the Offer will be followed, as promptly as practicable, by a public announcement thereof. In the case of an extension of the Offer, such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After acceptance for payment of Shares in the Offer, if IDT, Purchaser and their subsidiaries and affiliates do not hold, in the aggregate, at least 90% of the issued and outstanding Shares, which would permit Purchaser to complete the Merger pursuant to the “short-form” merger provisions of the Delaware General

3

Corporation Law, then Purchaser is permitted by the Merger Agreement to provide a subsequent offering period (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although Purchaser reserves its right to provide a subsequent offering period, Purchaser does not currently intend to provide a subsequent offering period. If Purchaser exercises its right to provide a subsequent offering period, Purchaser will first consummate the exchange with respect to the Shares validly tendered and not properly withdrawn in the initial offer period (as it may be extended).

Shares tendered in the Offer may be withdrawn according to the procedures set forth below at any time before the Expiration Date and, unless already accepted for payment and paid for by Purchaser in the Offer, may also be withdrawn at any time after July 21, 2012. No withdrawal rights apply during any subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus/Offer to Purchase, and the notice must specify the name, address and social security number of the person who tendered the Shares to be withdrawn, the certificate number(s) evidencing such Shares, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Exchange Agent, then, before the physical release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates evidencing such Shares. If Shares have been tendered according to the procedures for book-entry transfer as set forth in the Prospectus/Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility’s procedures. An eligible institution (as defined in the Prospectus/Offer to Purchase) must guarantee all signatures on the notice of withdrawal unless the Shares have been tendered for the account of an eligible institution. Withdrawals of tenders of Shares may not be rescinded and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following the procedures described in the Prospectus/Offer to Purchase any time before the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. See the section of the Prospectus/Offer to Purchase entitled “The Offer—Procedure for Tendering Shares” for a full description of the requirements for tendering Shares and “The Offer—Withdrawal Rights” for a full description of the procedures for permitted withdrawals.

Participants in the ESOP have the right to tender all or a portion of the Shares allocated to their ESOP account and receive the same consideration as any other stockholder in the Offer. The procedure for tendering and/or withdrawing instructions to the Trustee to tender all or a portion of the Shares allocated to a participant’s ESOP account varies from the general procedures for tendering and/or withdrawing a prior offer to tender Shares held outside of the ESOP. Information on how to tender and/or withdraw instructions to tender the Shares held in an ESOP account can be found in the section of the Prospectus/Offer to Purchase entitled “The Offer—Procedure for Tendering ESOP Shares.”

Pursuant to the Merger Agreement, the acquisition of PLX common stock by IDT through the Offer and the Mergers will be effected either as (i) a transaction structured to qualify as a “reorganization” within the meaning of section 368(a) of the Code, if the conditions to the LLC Merger are satisfied, or (ii) a transaction that is fully taxable to PLX stockholders for U.S. federal income tax purposes. PLX stockholders should consult with their tax advisors as to the particular tax consequences of the Offer, the Merger and the Second Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and of changes in such tax laws. For a more complete description of the U.S. federal income tax consequences of the Offer and the Merger on PLX’s stockholders, see the section of the Prospectus/Offer to Purchase entitled “The Offer—Material U.S. Federal Income Tax Consequences.”

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Prospectus/Offer to Purchase and is incorporated herein by reference.

PLX has agreed to provide Purchaser with PLX’s stockholder lists and security position listings for the purpose of disseminating the Prospectus/Offer to Purchase (and related documents) to holders of Shares. The Prospectus/Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, commercial banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares. PLX has also agreed to provide the Information Agent and the Exchange Agent the ESOP participant list and each participant’s Share allocation under the ESOP for the purpose of disseminating the Letter of ESOP Instruction for instructing the Trustee and the Prospectus/Offer to Purchase (and related documents to each) to participants in the ESOP. The Letter of ESOP Instruction and the Prospectus/Offer to Purchase (and related documents to each) will be mailed by the Information Agent to participants in the ESOP.

The Prospectus/Offer to Purchase and the related Letter of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer. Similarly, for participants in the ESOP, the Letter of ESOP Instruction (and related documents) contain important information for ESOP participants and should be read in their entirety, along with the Prospectus/Offer to Purchase, before any decision is made with respect to instructing the Trustee. Questions and requests for assistance may be directed to the Information Agent at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus/Offer to Purchase, Letter of Transmittal and other Offer documents, including the Letter of ESOP Instruction, may be directed to the Information Agent at its address and telephone number set forth below and copies will be furnished at IDT’s expense. IDT will not pay any fees or commissions to any broker or dealer or other person (other than to the Exchange Agent or the Information Agent) for soliciting tenders of Shares in the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders Call Toll-Free: (877) 456-3463

Banks and Brokers Call Collect: (212) 750-5833

May 22, 2012